Filed Pursuant to Rule 424(b)(3)
                           Registration No. 333-116942

                                 OCTOBER 6, 2005

                           PROSPECTUS SUPPLEMENT NO. 2
                   TO REOFFER PROSPECTUS, DATED APRIL 25, 2005

                                       OF

                            INCENTRA SOLUTIONS, INC.

                                   RELATING TO

          2,652,267 SHARES OF COMMON STOCK OF INCENTRA SOLUTIONS, INC.

         This prospectus supplement, dated October 6, 2005 (this "Supplement"), supplements our reoffer prospectus dated April 25, 2005 (the "Prospectus") that was filed as part of our Registration Statement on Form SB-2, File No. 333-116942, relating to the resale by certain of our stockholders who may sell shares of our common stock, par value $.001 per share (the "Common Stock"), offered by the Prospectus, as supplemented.

                               RECENT DEVELOPMENTS

         On October 3, 2005, we entered into an amendment (the "Amendment") with Laurus Master Fund Ltd. ("Laurus") with respect to a secured convertible term note due May 13, 2007 in the original principal amount of $5,000,000 that we issued to Laurus on May 13, 2004 (as amended, the "Laurus Note"). Pursuant to the Amendment, the conversion price for $200,000 of principal and interest under the Laurus Note converted on or after September 30, 2005 was reduced to an amount equal to eighty seven percent (87%) of the average of the five (5) lowest closing prices of our Common Stock during the twenty-two (22) trading days immediately prior to the date of such conversion, but not less than $1.30 (subject to customary adjustments for stock splits, stock dividends and the like). On October 3, 2005, Laurus converted $178,608.47 of principal and $21,391.53 of interest into 153,846 shares of our Common Stock.

         You should read this Supplement in conjunction with the Prospectus. This Supplement is qualified by reference to the Prospectus, except to the extent the information in this Supplement supersedes the information contained in the Prospectus.